Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-33176 and No. 333-126215) pertaining to the Packaging Corporation of America Thrift Plan for Hourly Employees, Packaging Corporation of America Retirement Savings Plan for Salaried Employees, and Packaging Corporation of America 1999 Long-Term Equity Incentive Plan of our report dated June 9, 2006, with respect to the financial statements and schedule of the Packaging Corporation of America Retirement Savings Plan for Salaried Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Chicago, Illinois
June 22, 2006